Sweeney, Gates & Co.
Certified Public Accountants and Consultants

November 25, 2008

Mr. BG Moore, Chief Financial Officer
Espre Solutions, Inc.
5700 W. Piano Parkway, Suite 2600
Piano, Texas 75093

Dear Mr. Moore:

This is to confirm that the client-auditor relationship between Espre Solutions, Inc. (Commission File Number 51577) and Sweeney, Gates & Co. has ceased.

Very truly yours,

/s/ Sweeney, Gates & Co.
Sweeney, Gates & Co.

cc:	Via Fax: 202-772-9252
Attention: Letter File/Mail Stop 9-5

and by mail to:
Office of the Chief Accountant
Letter File
Securities and Exchange Commission
Mail Stop 9-5
100 F Street, N. E.
Washington, D. C. 20549

Coral Ridge Financial Center
2419 East Commercial Blvd., Suite 302, Fort Lauderdale, FL 33308
Telephone: (954) 202-9902 Facsimile: (954) 202-9903